P R E S S   R E L E A S E

Exhibit 99

RELEASE DATE:	CONTACT:
April 19, 2010	CHARLES P. EVANOSKI GROUP SENIOR VICE PRESIDENT CHIEF FINANCIAL OFFICER (724) 758-5584

FOR IMMEDIATE RELEASE

ESB FINANCIAL CORPORATION ANNOUNCES
AN INCREASE TO FIRST QUARTER EARNINGS

Ellwood City, Pennsylvania, April 19, 2010 – ESB Financial Corporation (Nasdaq: ESBF), the parent company of ESB Bank, today announced earnings of $0.28 per diluted share on net income of $3.4 million for the quarter ended March 31, 2010, which represents a 12.0% increase in net income per diluted share as compared to earnings of $0.25 per diluted share on net income of $3.0 million for the quarter ended March 31, 2009. The Company’s annualized return on average assets and average equity were 0.69% and 7.99%, respectively, for the quarter ended March 31, 2010.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, “The Board of Directors, senior management and I are pleased with the improvement in earnings for the quarter ended March 31, 2010. The last several years have presented a challenging time for the banking industry. Our philosophy has been, and continues to be, to manage the net interest margin without compromising asset quality or future earnings potential while continuing to offer quality products to our customers. We were pleased to see the results of these efforts reflected in 2009 and now excited to have this trend continue into 2010.  Our net interest margin improved approximately 29 basis points since December 31, 2009, earnings improved 11.5% over the quarter ended March 31, 2009 and our deposits grew $34.7 million since December 2009, primarily in core deposits. This growth in lower rate core deposits continues to assist in the enhancement of the net interest margin.”  Ms. Zuschlag concluded by stating, “Management will continue to strive to pursue growth opportunities that will provide a sound investment return to our shareholders.”

Net income for the first quarter of 2010, as compared to the first quarter of 2009, increased by $348,000, or 11.5%, due to an increase in net interest income after provision for loan losses of $1.9 million and a decrease to the net income attributable to noncontrolling interest of $264,000, partially offset by a decrease in non-interest income of $1.2 million, as well as increases in non-interest expense and provision for income taxes of $426,000 and $223,000, respectively.

The $1.2 million decrease to noninterest income for the quarter ended March 31, 2010 was primarily due to write downs of land acquisition and development costs of approximately $852,000 at one of the Company’s joint ventures.  Additionally, the Company had an impairment charge of approximately $298,000 on a $2.5 million collateralized debt obligation that is comprised of sixteen financial institutions, as well as a decrease for the quarter in the market value of its interest rate caps of approximately $319,000. The increase to noninterest expense was primarily related to increases in compensation and employee benefits and the federal deposit insurance premiums of $236,000 and $155,000 for the quarter ended March 31, 2010.

Press Release

April 19, 2010

The Company’s total assets decreased by $6.2 million, or 0.3%, during the quarter to $1.95 billion at March 31, 2010 from $1.96 billion at December 31, 2009. This decrease resulted primarily from decreases to cash and cash equivalents, securities available for sale, loans receivable and real estate held for investment of  $1.3 million, or 8.2%, $10.2 million, or 0.9%, $2.2 million, or 0.3% and $1.8 million, or 6.5%, partially offset by an increase in prepaid expense and other assets of $10.3 million, or 70.8%. Total non-performing assets increased to $5.7 million at March 31, 2010 compared to $5.0 million at December 31, 2009 and non-performing assets to total assets were 0.29% at March 31, 2010 compared to 0.25% at December 31, 2009.  The Company’s total liabilities decreased $9.5 million, or 0.5%, to $1.79 billion at March 31, 2010. Total stockholders’ equity increased $3.3 million, or 2.0%, to $168.0 million at March 31, 2010, from $164.8 million at December 31, 2009.  The increase to stockholders’ equity was primarily the result of increases in accumulated other comprehensive income and retained earnings of $1.1 million and $2.1 million, respectively, and decreases in unearned employee stock ownership plan shares of $207,000 and treasury stock of $97,000. Average stockholders’ equity to average assets was 8.63%, and book value per share was $13.99 at March 31, 2010 compared to 7.95% and $13.70, respectively, at December 31, 2009.

ESB Financial Corporation is the parent holding company of ESB Bank and offers a wide variety of financial products and services through 24 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania.  The common stock of the Company is traded on The Nasdaq Stock Market under the symbol “ESBF”. We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission.  Investors are encouraged to access these reports and the other information about our business and operations on our web site.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company.  Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations.

Press Release

April 19, 2010

ESB FINANCIAL CORPORATION AND SUBSIDIARIES
Financial Highlights
(Dollars in Thousands - Except Per Share Amounts)
(unaudited)

OPERATIONS DATA:
	Three Months
	Ended March 31,
	2010		2009

Interest income	$ 22,122		$ 23,692
Interest expense	11,326		14,861

Net interest income	10,796		8,831
Provision for loan losses	354		310
Net interest income after
provision for loan losses	10,442		8,521
Noninterest income	174		1,362
Noninterest expense	6,675		6,249
Income before provision
for income taxes	3,941		3,634
Provision for income taxes	820		597

Net income before noncontrolling interest	3,121		3,037
Less: Net (loss) income attributable to noncontrolling interest	(259)		5
Net income attributable to ESB Financial Corporation	3,380		3,032

Net income per share:
Basic	$0.28		$0.25
Diluted	$0.28		$0.25

Net interest margin	2.58%		2.06%
Annualized return on average assets	0.69%		0.61%
Annualized return on average equity	7.99%		8.40%

FINANCIAL CONDITION DATA:
		As of:
	03/31/10		12/31/09

Total assets	$ 1,954,444		$ 1,960,677
Cash and cash equivalents	14,962		16,300
Total investment securities	1,096,747		1,106,910
Loans receivable, net	669,144		671,387
Customer deposits	979,037		944,347
Borrowed funds (includes subordinated debt)	786,540		829,641
Stockholders' equity	168,024		164,752
Book value per share	$13.99		$13.70

Average equity to average assets	8.63%		7.95%
Allowance for loan losses to loans receivable	0.90%		0.88%
Non-performing assets to total assets	0.29%		0.25%
Non-performing loans to total loans	0.72%		0.59%